UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Moderator: Gary Hendrickson

March 22, 2016

9:00 a.m. CT

Gary:	OK, good morning, good evening, good afternoon to everyone. We’re here in the training room in our Chicago consumer office with about 70 or 80 of the consumer team here. Let’s say hi to our colleagues globally guys.

Gary:	All right, so obviously there’s been some big news this week. I hope the shock has worn off and now we’re just at the phase where it’s surprise. And I’m going to try to explain sort of how we got to this position. I want to say kind of right up front that this conversation that I’m having with you now will be probably less fruitful for you in terms of understanding the whole thing than you’d like, because this will be recorded and this will become a document for the SEC and FTC and all of the regulators that are evaluating this deal.

And so I’m not going to be able to answer every question that you have and I may not say some of the things that are really on your mind but I’m going to do my best within that framework to accomplish that.

So we’re combining our company with Sherwin-Williams. And some of the rationale for that is on this slide. So I think – and I will give you this slide to work for me because I obviously can’t do it. So just trying to get the slide and open one.

So this slide, which frankly came out of the – a deck that Sherwin-William used for their employees, and for investors, it’s actually not a Valspar slide, it’s one that they use, sort of a combination of theirs and ours.

You know our shareholders are going to like this deal obviously, it’s $113 a share in cash, which is about a 40 percent premium over where Valspar has been trading for the last 12 months, 9 months, 6 months, 3 months, and last 30 days is a little bit less than 40 percent, but it’s a big premium to where Valspar was trading.

You know from Sherwin’s point of view. They love a lot of things about Valspar. In fact, they love most things about Valspar. They obviously love our brand, they love the performance of the company. They love our business in Asia, where they really don’t have a business of significance. They love our business in Europe where they don’t have a business of significance. They love the fact that we know how to run global businesses, whereas their businesses are more in North America Centric and the small businesses that they do have outside of the U.S. are not run in an integrated way, the way ours are.

They love our packaging business, they love our consumers business, they love all of our industrial businesses, because virtually no overlap in our industrial businesses. They – they’re not in Australia, we have Wattyl in Australia. They are not in China, we have Huarun in China.

They’re not in the UK, they do a little bit of business with B&Q but we’ve got this big influence turning out to be a very successful program with B&Q in the UK. So they’re very complementary from that point of view.

And even in the consumer business, which I know you are concerned about, is really they’re a stores business and we do our business through other people’s stores. The latest entry into one big retailer not withstanding. So in terms of products and customers, there’s great overlap, there’s some synergies that we’ll be able to achieve between the products that we sell and the products that Sherwin sells through the distribution channels that they have.

And so – I’m sort of jumping around a little bit, but that’s the basic thesis of the – from Sherwin-Williams side and the reason that they were willing to pay such a high premium for the company. They paid a high price for a great company, that’s the bottom line. It’s been approved by our board of directors, both sides, the agreement was signed on Sunday morning and off we go.

Next slide please. So that’s what the combined company looks like. And by the way, I think there’s a slide later in deck, but for now it’s just business as usual for us. We’re running our company, they’re running their company, we remain competitors, nothing changes until the transaction closes, which probably – we said in the press release, the first quarter – calendar quarter of 2017, so sort of in that time frame. So quite a while.

You put the two companies together and that’s what you get. You get the largest paint and coatings company in the world. That bar on the far left, they were $11 billion, we were $4.5 billion, so you end up with $15.5 billion company. Larger than PPG, larger than Akzo Nobel, larger than anyone else.

And why does size matter? I’ll get to that in a minute.

Brands and technologies. I’ve talked a little bit about this already, I mean we know the great brands that we have, they’ve got some great brands as well. You know, they really appreciate the fact that we’ve been able to develop some very innovative technologies both in our coatings and our paint segment that again they put a great value on.

Next slide. And so what does it mean for you, everybody – everybody asked that question naturally, what does it mean to me. These are some of the high points. Again the cultural set – so there’s a tremendous business fit between Sherwin and Valspar but I think there’s also a great cultural fit. You know their 100 – we say we’re a 200 year old plus company they’re a 150 year old company.

I was in their board room yesterday and the two founders portraits were hung on the wall in there. You know they fit – they have had more or less the same culture for a very long time. Go to work, you work hard, you accomplish your goals, you get rewarded. Very – you know very cut, very employee focused, very much – they’re much like us. Mid-western company with Mid-western values. I think they’re an ethical company. You’ll never – you never hear anyone criticize the Sherwin-Williams ethics.

They are financially focused the way we are. Growth focused and goal oriented. So I think culturally it’s a very good fit between the two companies.

You know the opportunities that get created for employees in a $15 billion global company are vastly more than the opportunities that we could offer as a $4 billion company. That’s just the bottom line. And so as you think about what it means to you, I think that’s fundamentally what you should be thinking, is “Wow, this is going to create some opportunities for me that I never thought I had before.”

You know, they are going to invest in our businesses, if you want to go overseas I think you’ll have more opportunities to go overseas with Sherwin than you would have with us. I think if you want to go into a different market business you’ll get a lot more opportunities, work on different projects, whatever it is, bigger companies create more opportunities for employees than smaller companies do.

And $4.5 billion doesn’t seem small but it is small in the context of what it could have been and what it will be in this company. So as I said, it’s business as usual. You know we’ve got to stay focused on the goals that we’ve set for ourselves this year. Nothing changes in terms of compensation, nothing changes in terms of our bonus plans, nothing will change going forward after the transaction, for at least the first year everyone’s compensation is already set. Everyone’s compensation stays the same, with normal increases for merit and things like that.

So basically nothing changes for the next two years. At which point you know, I would expect that things are going to be the same or better with the Sherwin programs. So we’re going to keep you really – we’re going to keep you as informed as we possibly can within those legal frameworks that they talked about earlier as the transaction goes. But I think about a year from now when this thing finishes.

And you know, my job – my job frankly is to deliver to Sherwin the value that they paid for. And I’m going to work as hard as I was before, running the businesses, growing the businesses, making the businesses more profitable, supporting you guys, making sure that to the extent that I can I’m delivering all the talent that I can to the client company because they’re paying a big price.

And I want our company to be going into them with momentum, not back on our heels. So that’s what I’m going to be doing for the next year and that’s what I’d like you to do as well.

So I’ll let you read – does everyone have access to this or are there people missed? I could read these quotes…

Gary:	OK, so these were the quotes that John Morikis we had a conference call yesterday in Cleveland to announce the deal to investors and anyone else that listened, there were a lot of people listening. How many of you guys were listening by the way?

OK, good. These are some of things that he said, some were scripted and some he said just in the context of conversations. “We’re thrilled about this transaction and all the opportunities it provides our stakeholders. We get out of these companies will be a premier provide of platforms for accelerated growth to new products and markets.” Two, “We have tremendous respect for the expertise and dedication to the Valspar team and we’re excited about the opportunities that this combination will provide to both companies employees.” “Valspar is a tremendous company with a long history of quality and innovation, it’s a major part of the Minneapolis area and we intend to maintain significant presence there.”

By the way, the fact that Pittsburgh, Chicago, High Point all those other places weren’t mentioned was intentional. We mentioned Minneapolis because Minneapolis is the headquarters, that’s the only reason we mention Minneapolis, it says nothing about what the plans are for any other locations, OK.

“We do not buy companies to dismantle them. Valspar is a hugely talented workforce and they are a huge component in making this transaction a success.” And “We’re eager to welcome this talented Valspar team to our team and look forward to continuing to grow our businesses together.”

He’s a good guy, you’re going to like him, and he’s an honest guy and he means what he’s saying. This – there is no $11 billion worth of value if we don’t go into that company. It’s not there. All right, we’ve created the value of the company and without Valspar employees moving into Sherwin-Williams and being as committed to that company as you have been to Valspar it’s not going to work. So he means that. He means it because he’s a good guy and he also means it because that’s business.

So again, nothing changes today, we’re going to be running the company just the way we have been for probably another year or so. We’re going to have some integration teams that will be forming, some sooner than others. But really think about teams being formed up in the next three to six months as some of the regulatory things happen.

The next thing that actually happens from a regulatory point of view is our shareholders have to vote on the transaction. Once our shareholders vote affirmatively, which we think they will, then the integration teams will get formed up and will start working through how the companies going to be put together.

So we’ve got FAQ’s out there. Let’s have a look at this FAQ list to try to address. Is there FAQ that all employees have?

Gary:	OK. And so that’s it. That’s the deal. John’s committed to me that Valspar employees are going to have every opportunity that Sherwin-Williams employees do. I fully expect, I 100 percent expect that there’ll be Valspar employees in leadership positions in Sherwin-Williams.

Think about it, they don’t have – they’re not in the packaging business, they’re not in the coil business, they’re not in most of the segments in GI that we’re in. They’re not in Europe in a big way. They’re not in Asia in a big way. And our channels are complementary not conflicting in North America.

If you heard where the synergies come from – we detailed them on the plan, they come from our raw material suppliers hopefully, they come from some manufacturing consolidation, there will be that. And they come from growth.

OK. So that’s the prepared, those are the prepared – this is just sort of the summary. We’ll be part of the biggest coatings company in world, our cultures are similar, 58,000 employees, or 11,000 employees now. They’ve got a lot more employees than we do. But that doesn’t matter because as I said we’re going to have leadership positions in that company. We – they recognize the value that we’ve built. I mean we’ve done a fabulous job building this company and our shareholders that have been rewarded for it. And I think we’ll be rewarded for it as well with the opportunities that it creates.

So you might ask – somebody is going to ask why did we do it. I’ll just address that one right up front, so we’ve done a magnificent job with this company for the last five to ten years or however far back you want to look in terms of growth and creating value pressure. What the board of directors job is to look forward at the future opportunities that we have and compare those – compare the alternatives.

The alternatives are, continue to run the plan that we have, or look at alternative plans. And we looked at a number of different alternative plans and fundamentally a sale of the company to Sherwin-Williams is the one that created vastly more value for our shareholders than us running the plan that we had. It’s just that simple. And as a public company, that’s the job of the board of directors is to look after shareholders interests. And this was such a compelling transaction, such a compelling price that it just exceeded anything that we could conceivably do on our own in the next – in any reasonable period of time.

So that’s why – that’s how we got here. And there will be more on the process that I can’t talk about, you’ll be able to read it in a couple of weeks time when we file our proxy and you’ll be able to read, probably with some interest, how it all developed. I can’t talk about that now.

Operator:	Thank you, this concludes today Valspar Global Employees Town Hall. You may disconnect your line and close your web browser at this time.

END

March 22, 2016 Global Town Hall Valspar and Sherwin-Williams Agree to Combine and Create a Premier Global Paints and Coatings Company

Transaction Overview & Benefits Represents Enterprise Value of approximately $11.3 billion, including assumption of net debt 41% premium to volume weighted average price for the 30 days up to and including March 18, 2016 $113 in Cash per Valspar Share New Businesses and Opportunities Significantly expands combined company’s position in Asia-Pacific and EMEA Extends capability set into new geographies and applications with leadership positions Transformative announcement that brings significant opportunities for stakeholders around the world, including employees Customers: More Products More Places Broadens product offerings with well-known brands and high-quality products Improved technology capabilities to accelerate product innovation Expanded geographic footprint Expected Timing Unanimously approved by Boards of Directors of Valspar and Sherwin-Williams Closing is subject to approval of Valspar shareholders and customary closing conditions and regulatory approvals Expected to close by the end of Q1 calendar year 2017

Creates Premier Global Paints and Coatings Provider Company Global Paints and Coatings Industry Landscape (CY2015 Sales, $ in billions) Pro Forma Industry Remains Fragmented Source: Public filings and company estimates. Note: Reflects USD exchange rate average for the EUR, JPY, and NOK. (1)Excludes Non-Coatings segments.

Exceptional Combination of Brands & Innovative Technologies

valspar

Proven Global Brand Portfolio

valspar paint
Cabot
Huarun 华润涂料
USC
SOLVER
valspar REFINISH
PROSPRAY
wattyl

SHERWIN WILLIAMS.
KRYLON
Dutch Boy
MINWAX
PRATT & LAMBERT PAINTS
Thompson's WaterSeal

Innovative Technologies

Valspar

- Expertise in resin technology and internal manufacturing
- 49 Non-BPA patent portfolio
- Hydrochroma no VOC color dispersion
- AquaGuard Water-Based Coatings
- Valde low-temp fast cure resin technology

Sherwin-Williams

- Air dry clear coats
- Surface / temperature tolerant primers
- O/E “soft feel” technology
- Purdy power system
- Ecotoner
- Duckback

4

Excellent Cultural Fit: Attractive opportunity to create value for the stakeholders of both companies, including employees. New Growth & Development: We believe this transaction will benefit our employees through new growth and development opportunities. It’s Business As Usual: Until the transaction closes, we remain separate companies and it is business as usual. Remaining Focused: The most important thing you can do is remain focused on the outstanding work you have been doing. What This Means for Valspar Employees We are committed to keeping employees informed and treating all employees with respect throughout this process.

Committed to Valspar’s Products & People John Morikis, President and CEO of The Sherwin-Williams Company, has said: “We are thrilled about this transaction and all the opportunities it provides our stakeholders. Together these companies will be a premier provider with platforms for accelerated growth in new products and markets.” “We have tremendous respect for the expertise and dedication of the Valspar team and we are excited about the opportunities that this combination will provide to both companies’ employees.” “Valspar is a tremendous company with a long history of quality and innovation. It is a major part of the Minneapolis area and we intend to maintain a significant presence there.” “We do not buy companies to dismantle them. Valspar has a hugely talented workforce. And they are a huge component in making this transaction a success.“ “We are eager to welcome this talented Valspar team to our team and look forward to continuing to grow our business together.”

Nothing changes today. Transaction is expected to close by the end of Q1 calendar year 2017, following regulatory and our shareholder approvals. Valspar and Sherwin-Williams will form teams to assist with the integration planning. FAQ provided to help to address some of your immediate questions. Fully expect a seamless transition following close. The Road Ahead & Next Steps Please do not comment on the transaction. Forward all external inquiries to Kim Welch at kim.welch@valspar.com or 612-656-1347

Valspar is joining what will become a premier global paints and coatings company with over $15 billion in sales. Culturally, Valspar and Sherwin-Williams are very complementary and we believe that our people should fit well in the Sherwin organization. Combination will create a company with over $15 billion in sales, a diversified array of strong brands and technologies with approximately 58,000 employees. Sherwin-Williams recognizes the extraordinary value we have built globally and is committed to our brand and our product lines. Combined company would have pro forma 2015 Revenues and Adjusted EBITDA (including estimated annual synergies) of approximately $15.6 billion and $2.8 billion. Transaction Benefits

Question & Answer Session